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                                                                    Exhibit 10.1

                           PARTIAL SURRENDER OF LEASE
                                       AND
                          LEASE MODIFICATION AGREEMENT


THIS AGREEMENT dated for reference March 11, 2002.

BETWEEN:

                  2725312 CANADA INC.

                  (the "Landlord")

AND:

                  REDBACK NETWORKS INC.

                  (the "Tenant")

WHEREAS:

A. By a lease (the "Lease") made October 3, 2000 between the Landlord and the Tenant, the Landlord leased to the Tenant all of the space situate in the building (the "Building") located at 2955 Virtual Way, Vancouver, British Columbia, as such premises are more particularly described in the Lease (the "Original Premises");

B. The Tenant has requested that it be permitted to surrender its leasehold interest in that portion of the Original Premises located on the 5th floor of the Building and having a Rentable Area of 28,243.93 square feet (the "Surrendered Premises");

C. The Landlord has agreed to permit the Tenant to surrender the Surrendered Premises to the Landlord on the terms and conditions set out in this Agreement and in connection with a new lease which is to be entered into between the Landlord and Klohn Crippen Consultants Ltd. (the "New Tenant") with respect to the Surrendered Premises (the "New Lease"); and

D. In connection with the foregoing matters, the Landlord and the Tenant have also agreed to amend the Lease as set out herein;

THEREFORE, in consideration of the sum of One Dollar ($1.00) now paid by each party to the other, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

                                   ARTICLE 1
                        SURRENDER OF SURRENDERED PREMISES

1.1 SURRENDER. The Tenant agrees that, effective as of 11:59 p.m. on May 31, 2002 (the "Surrender Date"), the Tenant assigns, releases and surrenders to the Landlord all of the right, title and interest of the Tenant in and to the Lease in so far as it relates to the Surrendered Premises only and all of the right, title and interest of the Tenant in the

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     Surrendered Premises, such that all rights of the Tenant in the Surrendered
     Premises shall be merged and extinguished in the reversion held by the Landlord and such that the Lease shall continue in full force and effect with respect to that portion of the Original Premises which does not include the Surrendered Premises (the "Remaining Premises").

1.2 SURRENDER PAYMENT FOR PERIOD PRE FEBRUARY 1, 2003. In consideration of the Landlord agreeing to the surrender by the Tenant of the Surrendered Premises, the Tenant covenants and agrees to pay to the Landlord a surrender payment of an amount (the "Pre Feb 1/03 Surrender Payment") that is equal to the Rent that would have been applicable to the Surrendered Premises for the period from June 1, 2002 to January 31, 2003 had the Surrendered Premises remained part of the "Premises" under the Lease until 11:59 p.m. on January 31, 2003. The Pre Feb 1/03 Surrender Payment will be paid by the Tenant to the Landlord by monthly payments commencing June 1, 2002 and to and including January 1, 2003 in the amount that would have been due as Rent for the Surrendered Premises had the Surrendered Premises remained part of the Premises. The Tenant acknowledges and agrees that the Pre Feb 1/03 Surrender Payment shall be secured by the Letter of Credit referred to in section 4.16 of the Lease (as the Lease is amended by this Agreement).

1.3 SURRENDER PAYMENT FOR PERIOD FROM AND AFTER FEBRUARY 1, 2003. In further consideration of the Landlord agreeing to the surrender by the Tenant of the Surrendered Premises, the Tenant covenants and agrees to pay to the Landlord a surrender payment of $992,291.11 plus GST (the "Post Feb 1/03 Surrender Payment") on or before February 1, 2003. The Tenant acknowledges and agrees that the Post Feb 1/03 Surrender Payment shall be secured by the Letter of Credit referred to in section 4.16 of the Lease (as the Lease is amended by this Agreement).

1.4 ACCEPTANCE. In consideration of the Tenant's covenant and agreement to pay the Pre Feb 1/03 Surrender Payment to the Landlord as set out in section
     1.2 and the Post Feb 1/03 Surrender Payment to the Landlord as set out in
     section 1.3 and to pay the amount referred to in section 1.9, the Landlord accepts the assignment, release and surrender referred to in section 1.1.
     section 1.1.

1.5 REPRESENTATIONS AND WARRANTIES. The Tenant represents and warrants to the Landlord that the Tenant has the absolute right, power and authority to surrender to the Landlord the Surrendered Premises and the Tenant's interest in the Surrendered Premises as herein provided.

1.6 LANDLORD'S RELEASE. Effective as of the later of the Surrender Date and the receipt by the Landlord of the new Letter of Credit (or amendment to the existing Letter of Credit) referred to in section 2.3, the Landlord releases and forever discharges the Tenant and its successors and assigns of and from any and all manner and causes of action, suits, debts, contracts, claims, demands, liabilities and damages in respect of any matter in any way related to the Surrendered Premises or any of the rents, covenants, conditions and agreements contained in the Lease to the extent they are applicable to the Surrendered Premises. In no event shall the foregoing release and discharge be effective to release or discharge, or be interpreted or construed as releasing or discharging, the Tenant from its obligation to perform all of its agreements and covenants in the Lease (as amended by this Agreement) in so far as they

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     related to the Remaining Premises or from its obligations to the Landlord as set out in sections 1.2, 1.3 and 1.9 and elsewhere in this Agreement.

1.7 TENANT'S RELEASE. Effective as of the Surrender Date, the Tenant releases and forever discharges the Landlord and its successors and assigns of and from any and all manner and causes of action, suits, debts, contracts, claims, demands, liabilities and damages in respect of any matter in any way related to the Landlord's obligations to the Tenant in respect of the Surrendered Premises as set out in the Lease.

1.8 GOODS AND SERVICES TAX. The Tenant shall be responsible for the payment of the goods and services tax payable in respect of the surrender of the Surrendered Premises by the Tenant. Concurrently with the payments to the Landlord referred to in sections 1.2 and 1.3, the Tenant shall pay to the Landlord the goods and services tax applicable to such payments, in each case on the condition that the Landlord shall remit such tax amount to Canada Customs and Revenue Agency on account of the goods and services tax which it is the statutory obligation of the Landlord to collect and remit in connection with each such payment.

1.9 COMMISSION. The Tenant covenants and agrees that it shall pay when due any commission or fee (plus applicable goods and services tax thereon) which may be payable by the Tenant to any agent or broker retained by it which is in any way related to the Tenant's efforts to assign the Lease or sublet any portion of the Original Premises and that it shall indemnify and save harmless the Landlord from and against any costs or damages incurred or suffered by the Landlord in any way as a result of the failure of the Tenant to pay such amounts. In addition, the Tenant covenants and agrees to pay when due on or before July 1, 2002 a commission of $5.50 per rentable square foot of the Surrendered Premises (plus goods and services tax thereon) to Royal LePage Commercial Inc. which the Landlord will become obligated to pay to Royal LePage Commercial Inc. in connection with the execution of the New Lease. The Tenant acknowledges and agrees that the obligations of the Tenant to pay such amounts shall be secured by the Letter of Credit referred to in section 4.16 of the Lease (as the Lease is amended by this Agreement).

1.10 AMENDMENT TO LEASE. The parties agree that this Article 1 constitutes an amendment to the Lease, that each of the covenants set out in sections 1.2,
     1.3 and 1.9 hereof constitute a covenant under the Lease by the Tenant in favour of the Landlord and that the term "Lease" as used in the Lease shall include this Article 1.

                                   ARTICLE 2
                             MODIFICATIONS TO LEASE

2.1 Modifications to Lease. In connection with the surrender of the Surrendered Premises pursuant to Error! Reference source not found., the Landlord and the Tenant agree that the Lease is amended as follows, effective as of the Surrender Date:

     (a) section 1.5 (the definition of "Common Areas") is amended by adding to the end thereof the following words: "(which, for greater certainty, include any areas of the Building located below ground level or on the roof, the entrance foyer area and ground floor elevator foyer area of the Building, electrical rooms in the Building, central stairwells in the Building and all water, sewer and gas and all other

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          mechanical systems servicing the Building, including the heating, ventilating and air-conditioning services and the elevator services in the Building which service the entire Building)";

     (b) section 1.12 (the definition of "Operating Costs") is amended by adding to the end thereof the following new paragraph:

               "For greater certainty, Operating Costs include all expenses, costs and outlays of every nature incurred by the Landlord in cleaning, maintaining, repairing and operating the Common Areas located within the Building and the Tenant shall be responsible for paying its Proportionate Share of all such expenses, costs and outlays.";

     (c) section 1.13 (the definition of "Premises") is amended by adding to the end of the first sentence, immediately after the words "Schedule "C" hereto", the words "except for any space located on the fifth floor of such Building and not including the Common Areas of the Building (which for greater certainty, include any areas of the Building located below ground level or on the roof, the entrance foyer area and ground floor elevator foyer area, electrical rooms, central stairwells and all water, sewer and gas and all other mechanical systems servicing the Building, including the heating, ventilating and air-conditioning services and the elevator services which service the entire Building)";

     (d) section 1.16 (the definition of "Proportionate Share") is amended by deleting "100%, the Premises comprising the whole of the Building" and by substituting therefor "118,874.91/147,118.84, being a fraction having as its numerator the Rentable Area of the Premises and as its denominator the Rentable Area of the Building ;

     (e)  section 2.1 is deleted and replaced with the following:

               "The Rentable Area of the Premises is 118,874.91 square feet.";

     (f) subsection 3.3(a) is amended by deleting "$4,650,987.00, subject to adjustment in accordance with section 2.1 of this Lease" therefrom and by substituting therefor "$3,922,872.03";

     (g) section 4.2 is amended by deleting therefrom the existing columns in respect of "Period", "Annual Rent", "Monthly Rent" and "Rent Per Square Foot" and the information included therein and by substituting therefor the following:

                                                                              Rent Per
                 "Period                     Annual Rent     Monthly Rent    Square Foot
From the Commencement Date to and           $2,721,698.54    $226,808.21       $18.50
including May 31, 2002

From June 1, 2002 to and including the      $2,199,185.84    $183,265.49       $18.50
last day in the fifth year of the Term

Years 6 to 10                               $2,615,248.02    $217,937.34       $22.00",

          provided to it is understood that the foregoing is subject to section 4.3;

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     (h)  section 4.16 is amended as follows:

          (i) by adding to the second (2nd) line thereof, immediately after the word "Lease", the following words:

                     "(the "Leasing Obligations") and the Tenant's obligation to make all of the payments contemplated hereunder";

          (ii) by deleting from the third (3rd) line thereof the word "obligations" and by substituting therefor the words "Leasing Obligations or obligations secured by the Letter of Credit (as defined below)";

          (iii) by deleting from the information included under the "Term of Letter of Credit" and "Face Amount of Letter of Credit" headings in paragraph (a) thereof the following:

                     "From the date of lease execution to the    $7,250,000.00
                     12th month of the Lease Term

                     Months 13 to 24 of Lease Term               $5,800,000.00",

                 and by substituting therefor the following:

                     "From the date of lease execution to        $7,250,000.00
                     February 7, 2003

                     From February 8, 2003 to month 24 of        $5,800,000.00";
                     Lease Term

          (iv) by adding to the twelfth (12th) line of paragraph (c) thereof, immediately after the word "damages", the following words:
                 "resulting from breaches of the Leasing Obligations and the obligations secured by the Letter of Credit";

          (v) by deleting from the third (3rd) line of subparagraph (ii) of paragraph (c) thereof the words "to damages" and by substituting therefor the following words: ", without prejudice to the Landlord's right to pursue further damages or other remedies,";

          (vi) by deleting from the fifth-to-last line of paragraph (c) thereof the words "obligations of the Tenant under the Lease" and by substituting therefor the following words: "Leasing Obligations";

          (vii) by adding to the third-to-last line of paragraph (c) thereof, immediately after the word "secure", the following words: "the obligations secured by the Letter of Credit and"; and

          (viii) by deleting from the second-to-last line of paragraph (c) thereof the word "obligations," and by substituting therefor the following words: "Leasing Obligations or the obligations secured by the Letter of Credit, such security to continue";

     (i)  section 5.12 ("Exterior Signage") is deleted;

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     (j)  section 8.1 is amended as follows:

          (i) by adding to the third (3rd) line thereof, immediately after the words "Common Areas", the following words: "(including any Common Areas located within the Building"); and

          (ii) by adding to the end thereof, as a new paragraph, the following:

                    "The Landlord shall be entitled to enter the Premises pursuant to section 5.13 as reasonably required in connection with viewing the state of any of the Common Areas or with carrying out any work which is the responsibility of the Landlord pursuant to this section 8.1.";

     (k) section 8.2 is amended by deleting therefrom subparagraph (i) of paragraph (a); and

     (l)  section 9.2 is amended by adding to the end thereof as new paragraph
          (g) the following:

               "Notwithstanding any prior provisions of this section 9.2 to the contrary, after the Landlord receives a request for consent to a subletting, it shall have the option, to be exercised by written notice within thirty (30) days after the receipt of such request, to terminate this Lease insofar as it relates to the portion of the Premises which the Tenant proposes to sublease, on not less than thirty (30) days and not more than ninety (90) days notice to the Tenant. If the Landlord elects to partially terminate this Lease as aforesaid, the Tenant shall not proceed with such subletting and shall execute and deliver to the Landlord, promptly upon receipt thereof from the Landlord, any agreement which the Landlord may require to evidence the surrender of such portion of the Premises to the Landlord and to make such amendments to this Lease as are required in connection therewith.".

2.2 CLARIFICATIONS. For greater certainty, the Landlord and the Tenant confirm and agree that, effective as of the Surrender Date:

     (a) all references in the Lease, as amended hereby, to the "Premises" shall be read and construed as the Remaining Premises only;

     (b) the covenants of the Tenant to pay, as set out in sections 1.2, 1.3 and 1.9 hereof, are covenants under the Lease and, accordingly, any failure to pay the amounts set out in sections 1.2, 1.3 and 1.9 hereof in accordance with the terms thereof will constitute a default under the Lease pursuant to paragraph (a) of section 14.2 of the Lease;

     (c) notwithstanding paragraph (a) of section 4.16 of the Lease, as amended hereby, the Tenant shall not be permitted to reduce the face amount of the Letter of Credit to $5,800,000.00 until such time as the Tenant has paid to the Landlord all those amounts set out in sections 1.2,
          1.3 and 1.9 hereof;

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     (d)  section 15.11 of the Lease, being the option to renew provision, shall not apply to the Surrendered Premises;

     (e) the number of parking stalls to which the Tenant is entitled pursuant to section 15.15 of the Lease shall be determined on the basis of the Rentable Area of the Remaining Premises, not on the Rentable Area of the Original Premises; and

     (f) the Building will be treated as a multi-tenanted Building and, accordingly, all areas and all services located in the Building which are required in connection with the normal use and enjoyment of all premises within the Building will form part of the Common Areas of the Building.

2.3 NEW LETTER OF CREDIT. In connection with the amendments to section 4.16 of the Lease contained in this Agreement, the Tenant agrees to arrange for a new Letter of Credit (or for an appropriate amendment to the existing Letter of Credit) to be issued to the Landlord on or before April 1, 2002. The new Letter of Credit shall be in substantially the same form as the existing Letter of Credit except that the date on which the amount of the Letter of Credit is to be automatically reduced to CAD $5,800,000.00 shall be changed from "December 1, 2002" to "March 1, 2003" and each reference in the existing Letter of Credit to the Lease shall be amended to refer to the Lease "as amended from time to time".

                                   ARTICLE 3
                               GENERAL PROVISIONS

3.1 DEFINED TERMS. All terms defined in this Lease and used in this Agreement will have the respective meanings ascribed to them in the Lease unless the context otherwise requires or unless otherwise defined in this Agreement. The defined terms in the recitals to this Agreement will have such meanings throughout this Agreement, unless otherwise stated herein.

3.2 WHOLE AGREEMENT. The Lease will be read and construed in conjunction with this Agreement to the effect that the Lease and this Agreement will be read and construed as one document. For greater certainty, the parties confirm and agree that the Lease remains in full force and effect with respect to the Remaining Premises and is discharged and surrendered with respect to the Surrendered Premises only.

3.3 CONFIRMATION AND RATIFICATION. The Landlord and the Tenant hereby confirm and ratify the terms and conditions contained in the Lease, as partially surrendered and amended hereby. Without limiting the generality of the foregoing, the parties confirm that the Commencement Date under the Lease was December 1, 2001 and that the Tenant is not entitled to any free Rent pursuant to subsection 3.2(b) of the Lease.

3.4 COUNTERPARTS/FACSIMILE. This Agreement may be executed in any number of counterparts, with the same effect as if both parties had signed the same document, and will become effective when one or more counterparts have been signed by both the parties and delivered to each of the parties. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, will be deemed to be dated the date first above written. This Agreement may be executed by the parties and transmitted by facsimile and if so executed and transmitted this Agreement will

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     be for all purposes as effective as if the parties had delivered an executed original Agreement.

3.5 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Tenant will, at the request of the Landlord, promptly execute and deliver such further documents and instruments and do all such further acts and things as may be required in order to effect or perfect the surrender and cancellation of the Lease with respect to the Surrendered Premises or to otherwise evidence, carry out and give full effect to this Agreement.

                                   ARTICLE 4
                               CONDITION PRECEDENT

4.1 CONDITION PRECEDENT. This Agreement is subject to the Landlord and the New Tenant entering into the New Lease on terms and conditions acceptable to the Landlord, in its sole discretion, and any conditions precedent in favour of the New Tenant which may be contained therein having been waived by the New Tenant, in each case on or before March 15th, 2002. The Landlord and the Tenant agree that this Agreement will become an unconditional agreement with respect to the surrender of the Surrendered Premises and the modifications of the Lease as set out herein forthwith upon the satisfaction or waiver by the Landlord of the foregoing condition precedent. The foregoing condition precedent is for the Landlord's sole benefit and may be waived, unilaterally by the Landlord, at the Landlord's election. The condition precedent will not be considered satisfied or waived unless the Landlord confirms to the Tenant in writing that the condition has been satisfied or waived. If the Landlord does not give the Tenant notice of the satisfaction or waiver of the condition precedent on or before March 19, 2002, then this Agreement and all of the terms hereof (including the surrender of the Surrendered Premises and the modifications of the Lease set out herein) will be null and void and of no force or effect whatsoever.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

2725312 Canada Inc.                         Redback Networks Inc.

By:   /s/ Remco Daal
      -----------------------------
      Authorized Signatory                  By:      /s/ Thomas L. Cronan III
                                                    ----------------------------
                                                     Authorized Signatory
By:   /s/ Jake Silberberg
      -----------------------------
      Authorized Signatory